AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of March 22, 2013, by and between Amarantus Bioscience, Inc., a Delaware corporation (“Amarantus Delaware”), and Amarantus Bioscience, Inc., a Nevada corporation (“Amarantus Nevada”). Amarantus Delaware and Amarantus Nevada are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

RECITALS

A.   Amarantus Delaware was incorporated in 2008 as Jumpkicks, Inc., changed its name to Amarantus Biosciences, Inc. in June 2011, and changed its name to Amarantus Bioscience, Inc. on 27 November 2012. Its current authorized capital stock consists of: (1) 1,000,000,000 shares of Common Stock, par value $0.001 (“Amarantus Bioscience, Inc. Delaware Common Stock”), of which 367,790,239 shares are issued and outstanding; and (2) 10,000,000 shares of Preferred Stock, par value $0.001 (“Amarantus Bioscience, Inc. Delaware Preferred Stock”), of which 250,000 shares are issued and outstanding.

B.   Amarantus Nevada was incorporated on March 22, 2013. Its authorized capital stock consists of: (1) 1,000,000,000 shares of Common Stock, with a par value of $0.001 per share (“Amarantus Bioscience, Inc. Nevada Common Stock”), of which, pursuant to the terms of this Agreement and Plan of Merger, 367,790,139 shares will be issued and outstanding at the Effective Time (as defined below); and (2) 10,000,000 shares of Preferred Stock, $0.001 par value (“Amarantus Bioscience, Inc. Nevada Preferred Stock”), of which, pursuant to the terms of this Agreement and Plan of Merger, 250,000 shares are issued and outstanding at the Effective Time.

C.   The respective Boards of Directors of Amarantus Delaware and Amarantus Nevada deem it advisable and to the advantage of each of the Constituent Corporations that Amarantus Delaware merge with and into Amarantus Nevada upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Amarantus Delaware from Delaware to Nevada.

D.   The Boards of Directors and the majority of the shareholders, by Written Consent, of each of the Constituent Corporations have approved this Merger Agreement.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Amarantus Delaware shall merge with and into Amarantus Nevada on the following terms, conditions, and other provisions:

1.          MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Amarantus Delaware shall be merged with and into Amarantus Nevada (the “Merger”), and Amarantus Nevada shall be the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Nevada, (the “Effective Time”).

2.          EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Amarantus Delaware shall cease; the corporate identity, existence, powers, rights and immunities of Amarantus Nevada, as the Surviving Corporation, shall continue unimpaired by the Merger; and Amarantus Nevada shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Amarantus Delaware, all without further act or deed. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation.

3.          GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of Amarantus Delaware in effect immediately prior to the Effective Time shall become the Certificate (Articles) of Incorporation of the Surviving Corporation and the Bylaws of Amarantus Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

4.          DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Amarantus Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5.          CONVERSION OF SHARES OF AMARANTUS BIOSCIENCE, INC. DELAWARE. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Amarantus Delaware Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of Amarantus Nevada Common Stock. At the Effective Time each share of Amarantus Delaware Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of Amarantus Nevada Preferred Stock.

6.          CANCELLATION OF SHARES OF AMARANTUS BIOSCIENCE, INC. DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of Amarantus Delaware Common Stock and Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7.          STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Amarantus Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Amarantus Nevada Common Stock into which such shares of Amarantus Delaware Common Stock are converted as provided herein. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of a series of Amarantus Delaware Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the series of Amarantus Nevada Preferred Stock into which such shares of Amarantus Delaware Preferred Stock are converted as provided herein. The registered owner on the books and records of Amarantus Delaware of any such outstanding stock certificate for Amarantus Delaware Common Stock or Amarantus Delaware Preferred Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Amarantus Nevada or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Amarantus Nevada Common Stock or Amarantus Nevada Preferred Stock evidenced by such outstanding certificate as above provided.

8.          CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all warrants to purchase or acquire Amarantus Delaware Preferred Stock shall become warrants to purchase or acquire, on the same terms and conditions, the same number of shares of the same series of Amarantus Nevada Preferred Stock.

9.          FRACTIONAL SHARES. No fractional shares of Amarantus Delaware Common Stock or Preferred Stock will be issued in connection with the Merger. In lieu thereof, Amarantus Nevada shall pay each shareholder of Amarantus Delaware who would otherwise be entitled to receive a fractional share of Amarantus Nevada Common Stock or Preferred Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of Amarantus Delaware Common Stock or Preferred Stock, as the case may be) a cash amount equal to the applicable fraction multiplied by the fair market value of a share of Amarantus Nevada Common Stock or Preferred Stock, as the case may be, as determined by the Board of Directors of Amarantus Nevada in good faith (the “Fair Market Value Per Share”). Upon exercise of each assumed option of Amarantus Bioscience, Inc. to purchase Amarantus Delaware Common Stock, cash will be paid by Amarantus Nevada in lieu of any fractional share of Amarantus Delaware Common Stock, respectively, issuable upon exercise of such option, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share upon exercise thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

10.         FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Amarantus Delaware such deeds, leases, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Amarantus Delaware, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Amarantus Nevada, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

11.         ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Amarantus Delaware or Amarantus Nevada, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of Amarantus Delaware and Amarantus Nevada.

12.         AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of Amarantus Delaware and Amarantus Nevada; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of Amarantus Delaware or the shareholders of Amarantus Nevada shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Amarantus Delaware; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Amarantus Delaware or Amarantus Nevada.

13.         TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

14.         GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of New York, except to the extent that the laws of the State of Nevada would apply in matters relating to the internal affairs of Amarantus Nevada and the Merger.

15.         COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

Amarnatus Bioscience, Inc. a Delaware corporation		Amaratus Bioscience, Inc. a Nevada corporation

By:	/s/ Gerald E. Commissiong	By:	/s/ Gerald E. Commissiong
	Name: Gerald E. Commissiong		Name: Gerald E. Commissiong
	Title: Chief Executive Officer		Title: Chief Executive Officer

Attest:		Attest:

By:	/s/ Marc Faebar	By:	/s/ Marc Faebar
	Name: Marc Faebar		Name: Marc Faebar
	Title: Secretary		Title: Secretary